David M. Zaslav Dear David,

Congratulations, you have been given a stock appreciation right (or “SAR”) in recognition of your contributions to the success of Discovery Communications, Inc. (the “Company”). A stock appreciation right gives you the right to receive cash based on the increase in value, if any, between the value of the Company’s Series A common stock when we grant the SAR (the base price) and the value when the SAR is exercised, assuming you satisfy the conditions of the Plan and the implementing agreement. We would like you to have an opportunity to share in the continued success of the Company through this stock appreciation rights grant under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”). The following represents a brief description of your grant. Additional details regarding your SAR are provided in the attached SAR Agreement (the “Grant Agreement”) and in the Plan.

SAR Grant Summary:

Date of Grant	January __, 2012

SAR Shares	<Number of SARS Granted>

Base Price per Share	<Grant Price>1

Scheduled Payment Dates	Within 60 days following the first
anniversary of the Date of Grant
for 25% of the SAR and within 60
days following each of the next
three anniversaries as to an
additional 25%

·	You have been granted a stock appreciation right with respect to shares of Discovery Communications, Inc. Series A Common Stock. The total number of shares under your grant is in the chart above under “SAR Shares” and the base price per share is under “Base Price per Share.”

·	The potential value of your SAR increases if the price of the Company’s stock increases, but you also have to continue to work for the Company (except as the Grant Agreement provides) to actually receive such value. Of course, the value of the stock may go up and down over time.

·	The SAR will be automatically converted into cash payments in four annual 25% increments beginning on the first anniversary of the Date of Grant, assuming you remain an employee of the Company and subject to the terms in the Grant Agreement, with payment made as provided in the Grant Agreement.

1 Determined based on the average closing price of single share of the Company’s Series A common stock for the 10 trading days preceding and including the Date of Grant and the 10 trading days following the Date of Grant, determined based on publication in the Wall Street Journal or comparable successor publication.

DISCOVERY PERFORMANCE EQUITY PROGRAM

ZASLAV CASH-SETTLED STOCK APPRECIATION RIGHT AGREEMENT

     Discovery Communications, Inc. (the “Company”) has granted you a stock appreciation right (the “SAR”) under the Discovery Communications, Inc. 2005 Incentive Plan (As Amended and Restated) (the “Plan”). The Company’s general program to offer equity and equity-type awards to eligible employees is referred to as the “Performance Equity Program” (or “PEP”). The SAR lets you receive a cash amount equivalent to the appreciation in value, if any, at the time of exercise, of a specified number of shares of the Company’s Series A common stock (the “SAR Shares”) over a specified measurement price per share (the “Base Price”).

     The individualized communication you received (the “Cover Letter”) provides the details for your SAR. It specifies the number of SAR Shares, the Base Price, the Date of Grant, and the Scheduled Payment Dates.

     The SAR is subject in all respects to the applicable provisions of the Plan. This Grant Agreement does not cover all of the rules that apply to the SAR under the Plan; please refer to the Plan document. Capitalized terms are defined either further below in this grant agreement (the “Grant Agreement”) or in the Plan.

The Plan document is available on the Fidelity website. The Prospectus for the Plan and the Company’s S-8, Annual Report on Form 10-K, and other filings the Company makes with the Securities and Exchange Commission are available for your review on the Company’s web site. You may also obtain paper copies of these documents upon request to the Company’s HR department.

Neither the Company nor anyone else is making any representations or promises regarding the duration of your service, exercisability of the SAR, the value of the Company's stock or of this SAR, or the Company's prospects. The Company is not providing any advice regarding tax consequences to you or regarding your decisions regarding the SAR; you agree to rely only upon your own personal advisors.

NO ONE MAY SELL, TRANSFER, OR DISTRIBUTE THE SAR WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATING THERETO OR AN OPINION OF COUNSEL SATISFACTORY TO DISCOVERY COMMUNICATIONS, INC. OR OTHER INFORMATION AND REPRESENTATIONS SATISFACTORY TO IT THAT SUCH REGISTRATION IS NOT REQUIRED.

In addition to the Plan’s terms and restrictions, the following terms and restrictions apply:

SAR	While your SAR remains in effect under the SAR Expiration section, the SAR
Payment	will be automatically exercised and you will receive the applicable appreciation in
Terms	value under the timing rules of this section.

The SAR will be exercised on the schedule provided in the Cover Letter to this
Grant Agreement, assuming you remain employed (or serve as a member of the
Company’s board of directors) through each Scheduled Payment Date, except as provided in this section. Any fractional shares will be carried forward to the following Scheduled Payment Date, unless the Committee selects a different treatment. For purposes of this Grant Agreement, employment with the
Company will include employment with any Subsidiary whose employees are then eligible to receive Awards under the Plan (provided that a later transfer of employment to an ineligible Subsidiary will not terminate employment unless the
Committee determines otherwise).

You will be treated as fully satisfying any employment condition (“vested”) if your employment ends as a result of your resignation for Good Reason or termination without Cause. The conditions for “Good Reason” resignation and the definition of “Cause” are as set forth in your Employment Agreement with the Company, as such agreement may be amended from time to time (the “Employment
Agreement”). Payment would then be made within 60 days following the regular
Scheduled Payment Dates, except that if your employment ends on a termination without Cause or resignation for Good Reason before February 1, 2015, payment as to one-half of any unpaid portions of the SAR will be valued as of the date of termination or resignation and paid within 60 days thereafter and payment as to the remaining half will be valued as of the earlier of their remaining applicable
Scheduled Payment Dates and February 1, 2015 and paid within 60 days after such earlier date.

If your employment ends as a result of death or “Disability” (as defined in the
Employment Agreement), any unvested portions of the SAR will then vest and will be valued as of the date of death or employment termination for Disability and paid within 60 days thereafter.

If your employment ends on the expiration of the Employment Agreement at
February 15, 2015, any unvested portions of the SAR will immediate expire.

Valuation for purposes of any payment under the SAR will be done based on the average closing price of single share of the Company’s Series A common stock for the 10 trading days preceding and including the date for which valuation is occurring and the 10 trading days following the date for which valuation is occurring, determined based on publication in the Wall Street Journal or comparable successor publication.

Payments under this SAR will be subject to the Release requirements in the
Second Addendum to the Employment Agreement, where applicable in connection with a termination without Cause, resignation for Good Reason, or
Disability.

SAR Expiration	The SAR will expire no later than 60 days following the close of business on the last Scheduled Payment Date. Unpaid portions of the SAR expire immediately when you cease to be employed (unless you are concurrently remaining or becoming a member of the Board) except as provided under SAR Payment

Terms. If the Company terminates your employment for Cause, the SAR will immediately expire without regard to whether it is then exercisable.

The Committee can override the expiration provisions of this Grant Agreement.

Withholding	The Company will reduce the cash to be issued to you in connection with any exercise of the SAR by an amount that would equal all taxes (for example, in the
U.S., Federal, state, and local taxes) required to be withheld (at their minimum withholding levels).

Compliance	You will not be paid under the SAR if such payment would violate any applicable
with Law	Federal or state securities laws or other laws or regulations.

Clawback	If the Company’s Board of Directors or its Compensation Committee (the
“Committee”) determines, in its sole discretion, that you engaged in fraud or misconduct as a result of which or in connection with which the Company is required to or decides to restate its financials, the Committee may, in its sole discretion, impose any or all of the following:

Immediate expiration of the SAR, whether vested or not, if granted within the first 12 months after issuance or filing of any financial statement that is being restated (the “Recovery Measurement Period”); and

As to any exercised portion of the SAR (to the extent, during the
Recovery Measurement Period, the SAR is granted, vests, or is exercised), prompt payment to the Company of any SAR Gain. For purposes of this Agreement, the “SAR Gain” per share you received on exercise of SARs is the spread between closing price on the date of exercise and the Base Price (i.e., the cash you received and the withholdings paid on your behalf).

This remedy is in addition to any other remedies that the Company may have available in law or equity.

Payment is due in cash or cash equivalents within 10 days after the Committee provides notice to you that it is enforcing this clawback. Payment will be calculated on a gross basis, without reduction for taxes.

Additional	The Company may postpone any exercise for so long as the Company
Conditions	determines to be advisable to satisfy the following:
to Exercise
its completing or amending any securities registration or its or your satisfying any exemption from registration under any Federal or state law, rule, or regulation;

its receiving proof it considers satisfactory that a person seeking to receive payment under the SAR after your death is entitled to do so;

your complying with any requests for representations under the Plan;
and

your complying with any Federal, state, or local tax withholding obligations.

No Effect on	Nothing in this Grant Agreement restricts the Company’s rights or those of any of
Employment	its affiliates to terminate your employment or other relationship at any time and
or Other	for any or no reason. The termination of employment or other relationship,
Relationship	whether by the Company or any of its affiliates or otherwise, and regardless of the reason for such termination, has the consequences provided for under the
Plan and any applicable employment or severance agreement or plan.

No Effect on	You understand and agree that the existence of the SAR will not affect in any
Running Business	way the right or power of the Company or its stockholders to make or authorize any adjustments, recapitalizations, reorganizations, or other changes in the
Company’s capital structure or its business, or any merger or consolidation of the
Company, or any issuance of bonds, debentures, preferred or other stock, with preference ahead of or convertible into, or otherwise affecting the Company’s common stock or the rights thereof, or the dissolution or liquidation of the
Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether or not of a similar character to those described above.

Governing Law	The laws of the State of Delaware will govern all matters relating to the SAR, without regard to the principles of conflict of laws.

Notices	Any notice you give to the Company must follow the procedures then in effect. If no other procedures apply, you must send your notice in writing by hand or by mail to the office of the Company’s Secretary (or to the Chair of the Committee if
you are then serving as the sole Secretary). If mailed, you should address it to the Company’s Secretary (or the Chair of the Committee) at the Company’s then corporate headquarters, unless the Company directs recipients to send notices to another corporate department or to a third party administrator or specifies another method of transmitting notice. The Company and the Committee will address any notices to you using its standard electronic communications methods or at your office or home address as reflected on the Company’s personnel or other business records. You and the Company may change the address for notice by like notice to the other, and the Company can also change the address for notice by general announcements to recipients.

Plan Governs	Wherever a conflict may arise between the terms of this Grant Agreement and the terms of the Plan, the terms of the Plan will control. The Committee may adjust the number of SAR Shares and the Base Price and other terms of the
SAR from time to time as the Plan provides.

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